Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric 610-727-7118 mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS DECEMBER QUARTERLY RESULTS, WITH

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $0.66

VALLEY FORGE, PA, January 25, 2005 —AmerisourceBergen Corporation (NYSE:ABC) today reported results for its fiscal first quarter ended December 31, 2004. The following results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal First Quarter Highlights

•	Diluted earnings per share from continuing operations of $0.66, down 31 percent.

•	Operating Revenue of $12.2 billion, flat.

•	Cash flow from operations of $122.7 million.

•	Record low interest expense of $22.1 million.

•	Record low total debt to total capital ratio of 22.5 percent.

“We were disappointed with our financial performance for the quarter,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “However, despite a tough transitional year, we are building positive momentum. Our disciplined working capital management delivered excellent cash generation and the strongest balance sheet in our history. Operating revenue in pharmaceutical distribution was flat, despite the loss of two large customers which accounted for 14 percent of operating revenue in the first quarter of fiscal 2004. We remain enthusiastic about our future and see excellent opportunities as we expand our specialty business, complete our new distribution network, gain new generic opportunities and look to fully participate in the growth generated by the Medicare Modernization Act in 2006.”

Discussion of Results

AmerisourceBergen’s operating revenue was $12.2 billion in the first quarter of fiscal 2005 compared to $12.3 billion for the same period last year. Bulk deliveries in the quarter increased 32 percent to $1.4 billion.

Consolidated operating income in the quarter declined 35 percent to $137.1 million primarily due to reduced buy-side profits in the pharmaceutical distribution segment and continued competitive pressure in the PharMerica segment. In addition, an $18.8 million gain from the settlement of two drug manufacturer antitrust litigation cases, less a $5.1 million charge for facility consolidations and employee severance, had a net positive impact on consolidated operating income in the fiscal 2005 first quarter. Operating income in the first quarter of fiscal 2004 included a charge for facility consolidations and employee severance of $1.6 million and benefited from a $17.5 million recovery of a debt from a former customer.

Interest expense in the first quarter of fiscal 2005 was a record low $22.1 million compared to $31.5 million in the prior year’s first quarter, a 30 percent decrease driven by debt reduction. During the quarter, AmerisourceBergen completed a new, five-year, $700 million senior unsecured revolving credit facility, replacing a $1.0 billion secured revolving credit facility. The Company also redeemed the remaining $180 million term loan under its previous credit agreement. In addition, AmerisourceBergen amended its $1.05 billion securitization program for the Company’s trade receivables. In both refinancings the Company significantly improved terms. The early retirement of the term loan resulted in a charge of $1.0 million in the fiscal 2005 December quarter.

Diluted earnings per share from continuing operations were $0.66 in the first quarter of fiscal 2005, compared to $0.95 in the previous fiscal year’s first quarter.

Discontinued operations in the December quarter reflect the $6.4 million loss, net of tax, from the sale and operation of the Company’s Rita Ann cosmetics distribution business.

Cash generated from operations in the first quarter of FY2005 was $122.7 million compared to cash usage of $454.4 million in the prior year’s first quarter. The Company’s total debt to total capital ratio was a record low 22.5 percent.

“With difficult market and industry conditions, both our segments were challenged this quarter,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer. “Significant activities are underway to improve performance and better position us for the year ahead.

“During first quarter 2005, we continued to focus on expanded offerings in the pharmaceutical supply channel. Our Specialty Group was again a bright spot. Our market-leading oncology businesses had another strong quarter and commercialization services continued to expand. Our Technology and Packaging groups began a number of new initiatives.

“In the Drug Corporation, we continued to build and gain benefits from our new distribution center network. The program remains on schedule and on budget. Our new Sacramento, California, and Columbus, Ohio, facilities are fully operational and the Dallas, Texas, facility opens this spring. Coupled with our new warehouse management system, the new network will drive additional cost savings and improved customer service in the future.”

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“In our PharMerica segment, we continue to face a difficult competitive environment. Continued pricing and reimbursement pressure were not offset by a significant reduction in operating expenses as operating income in the quarter was down. However, our new customer-facing technology is winning new customers in our long-term care business, and we continue our more than $30 million of technology investments in the segment,” said Hilzinger.

Segment Review

AmerisourceBergen operates in two segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation, Specialty, Packaging, and Technology groups) and PharMerica (which includes the long-term care pharmacy and workers’ compensation businesses). Intersegment sales of $225.3 million in the first quarter of fiscal 2005 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Operating revenue of $12.0 billion in the first quarter of fiscal 2005 was essentially flat compared to the same quarter in the previous fiscal year.

Strong, above-market growth by the Specialty Group and at-market growth within the Drug Corporation offset the impact of the prior year’s loss of the Department of Veterans Affairs (VA) and AdvancePCS contracts. The two contract losses accounted for 14 percent of segment operating revenue in the first quarter of fiscal 2004. Lower than anticipated pharmaceutical price increases, fewer product deals from manufacturers, reduced alternate source purchases and a strong competitive environment, including the VA impact, also reduced gross profit and operating margins in the quarter.

Pharmaceutical Distribution customer mix in the first quarter of fiscal 2005 was 55 percent institutional and 45 percent retail. Operating revenue from retail customers grew faster than operating revenue from institutional customers, which includes mail order and alternate site facilities, hospitals and specialty pharmaceutical customers.

AmerisourceBergen Specialty Group continued its excellent performance with annualized operating revenue of more than $5.5 billion. The Group continues to build on its leadership position in the distribution of products and services to physicians in numerous disease states, including its industry leading position in oncology. The Group also continues to grow its manufacturer services businesses, including third party logistics, reimbursement consulting and physician education.

AmerisourceBergen Packaging Group, which includes product packaging for manufacturers and repackaging for healthcare providers, added new product packaging contracts to its growing

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pipeline and is delivering new compliance packaging solutions to the marketplace. The Company’s Technology Group, which provides pharmacy automation and patient safety solutions to healthcare providers, continued to build its order backlog.

PharMerica

PharMerica’s operating revenue for the first quarter of fiscal 2005 was $385.6 million, compared with $402.4 million in the previous year’s first quarter, down 4 percent. Operating income for the first quarter of fiscal 2005 was $23.5 million, down 17 percent from $28.5 million for the same quarter last year. Lower operating revenue and operating income reflected the competitive environment in both the long-term care and workers’ compensation businesses.

Looking Ahead

“Our expectations and assumptions for fiscal 2005 remain unchanged,” said Yost. “We anticipate operating revenue and operating income to be essentially flat for the remainder of fiscal 2005, and diluted earnings per share from continuing operations for fiscal 2005 of between $4.00 and $4.10. The September quarter is expected to post a diluted earnings per share from continuing operations increase of 15 percent or more over the same quarter in 2004. Our guidance is based on low double-digit growth for the U.S. pharmaceutical market, including approximately 5 percent in price appreciation in the remainder of the fiscal year, Specialty Group growing with the market, the impact of completing our $500 million share repurchase program and the expectation that the Board of Directors will approve an additional $300 million share repurchase to buy back the shares recently issued in connection with the convertible debt redemption.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on January 25, 2005. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Senior Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: (612) 288-0329, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

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A replay of the telephone call and webcast will be available from 2:30 p.m. January 25, 2005 until 11:59 p.m. February 1, 2005. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 765507 (320) 365-3844 from outside the U.S., access code: 765507

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $48 billion in operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #22 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; regulatory changes; changes in U.S. government policies (including changes in government policies pertaining to drug reimbursement); changes in market interest rates; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31, 2004	% of Operating Revenue	Three Months Ended December 31, 2003	% of Operating Revenue	% Change
Revenue:
Operating revenue	$12,204,315	100.00%	$12,252,737	100.00%	0%
Bulk deliveries to customer warehouses	1,434,727		1,089,434		32%

Total revenue	13,639,042		13,342,171		2%

Cost of goods sold	13,178,143		12,817,121		3%

Gross profit	460,899	3.78%	525,050	4.29%	-12%

Operating expenses:
Distribution, selling and administrative	297,551	2.44%	295,383	2.41%	1%
Depreciation and amortization	21,154	0.17%	16,716	0.14%	27%
Facility consolidations and employee severance	5,133	0.04%	1,553	0.01%	231%

Operating income	137,061	1.12%	211,398	1.73%	-35%

Other (income) loss	(1,058)	-0.01%	2,587	0.02%	N/A
Interest expense	22,076	0.18%	31,507	0.26%	-30%
Loss on early retirement of debt	1,015	0.01%	—

Income from continuing operations before taxes	115,028	0.94%	177,304	1.45%	-35%

Income taxes	44,171	0.36%	68,263	0.56%	-35%

Income from continuing operations	70,857	0.58%	109,041	0.89%	-35%

Loss from discontinued operations, net of tax benefit	(6,408)		(567)

Net income	$64,449	0.53%	$108,474	0.89%	-41%

Earnings per share:
Basic
Continuing operations	$0.67		$0.98		-32%
Discontinued operations	(0.06)		(0.01)

Net income	$0.61		$0.97		-37%

Diluted
Continuing operations	$0.66		$0.95		-31%
Discontinued operations	(0.06)		(0.01)

Net income	$0.60		$0.94		-36%

Weighted average common shares outstanding:
Basic	105,561		111,709
Diluted	111,607		118,029

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2004	September 30, 2004

ASSETS
Current assets:
Cash and cash equivalents	$529,539	$871,343
Accounts receivable, net	2,210,474	2,260,973
Merchandise inventories	5,185,239	5,135,830
Prepaid expenses and other	22,170	27,243

Total current assets	7,947,422	8,295,389

Long-term assets	3,362,848	3,358,614

Total assets	$11,310,270	$11,654,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,017,561	$4,947,037
Current portion of long-term debt	101,395	281,360
Other current liabilities	796,769	875,511

Total current liabilities	5,915,725	6,103,908

Long-term debt, less current portion	1,123,966	1,157,111

Other liabilities	58,155	53,939

Stockholders’ equity	4,212,424	4,339,045

Total liabilities and stockholders' equity	$11,310,270	$11,654,003

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
Operating Activities:
Net income	$64,449	$108,474
Non-cash items	51,686	29,811
Changes in operating assets and liabilities	6,598	(592,683)

Net cash provided by (used in) operating activities	122,733	(454,398)

Investing Activities:
Capital expenditures	(79,182)	(51,516)
Proceeds from sale-leaseback transactions	20,732	—
Proceeds from sale of discontinued operations	3,560	—
Other	(763)	(123)

Net cash used in investing activities	(55,653)	(51,639)

Financing Activities:
Long-term debt repayments	(180,000)	(15,000)
Exercise of stock options	30,084	6,577
Cash dividends on common stock	(2,628)	(2,802)
Purchase of treasury stock	(253,191)	—
Deferred financing costs and other	(3,149)	451

Net cash used in financing activities	(408,884)	(10,774)

Decrease in cash and cash equivalents	(341,804)	(516,811)
Cash and cash equivalents at beginning of period	871,343	800,036

Cash and cash equivalents at end of period	$529,539	$283,225

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,
Operating Revenue	2004	2003	% Change
Pharmaceutical Distribution	$12,043,974	$12,077,582	0%
PharMerica	385,621	402,440	-4%
Intersegment eliminations	(225,280)	(227,285)	1%

Operating revenue	$12,204,315	$12,252,737	0%

	Three Months Ended December 31,
Operating Income	2004	2003	% Change
Pharmaceutical Distribution	$99,847	$184,458	-46%
PharMerica	23,522	28,493	-17%
Facility consolidations and employee severance	(5,133)	(1,553)	-231%
Gain on litigation settlement	18,825	—	N/A

Operating income	$137,061	$211,398	-35%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	2.78%	3.32%
Operating expenses	1.95%	1.79%
Operating income	0.83%	1.53%

PharMerica
Gross profit	27.69%	30.96%
Operating expenses	21.59%	23.88%
Operating income	6.10%	7.08%

AmerisourceBergen Corporation
Gross profit	3.78%	4.29%
Operating expenses	2.65%	2.56%
Operating income	1.12%	1.73%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options. Additionally, the diluted earnings per share calculation considers the convertible subordinated notes as if converted and, therefore, the effect of interest expense related to those notes is added back to net income in determining income from continuing operations available to common stockholders.

	Three Months Ended December 31,
	2004	2003
Income from continuing operations	$70,857	$109,041
Interest expense - convertible subordinated notes, net of income taxes	2,511	2,530

Income from continuing operations available to common stockholders	$73,368	$111,571

Weighted average common shares outstanding - basic	105,561	111,709
Effect of dilutive securities:
Options to purchase common stock	423	656
Convertible subordinated notes	5,623	5,664

Weighted average common shares outstanding - diluted	111,607	118,029

Earnings per share:
Basic
Continuing operations	$0.67	$0.98
Discontinued operations	(0.06)	(0.01)

Net income	$0.61	$0.97

Diluted
Continuing operations	$0.66	$0.95
Discontinued operations	(0.06)	(0.01)

Net income	$0.60	$0.94